UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   October 14, 2005

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.  Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            On October 14, 2005, Max Scheder–Bieschin, age 43, joined ZAP as Executive Vice President.  Mr. Scheder–Bieschin has over 18 years of experience in investment banking and corporate finance, including mergers and acquisitions, private placements, and debt and equity offerings.  Prior to joining ZAP, Mr. Scheder–Bieschin served as Managing Director of Corporate Finance for Deutsche Bank in Frankfurt, Germany from 2001 to 2004.  At Deutsche Bank, Mr. Scheder–Bieschin was responsible for the mergers and acquisitions practice, focusing on cross-border transactions with industrial as well as private equity clients.  From 1995 to 2001, Mr. Scheder–Bieschin led the mergers and acquisitions practice group at ING BHF Bank in Frankfurt and New York as Managing Director of Corporate Finance.  Earlier in his career, Mr. Scheder–Bieschin was a Principal with Fredericks Michael & Co., a New York based mergers and acquisitions boutique investment banking firm; Associate Director in the Real Estate Investment Banking Group with Bear Stearns & Co. in New York; and, a Staff Accountant with Peat, Marwick, Mitchell & Co. in New York.  Mr. Scheder–Bieschin received a Bachelors in Economics from Stanford University and a Masters in Accounting from New York University.  He is also a graduate of the Executive Program in Strategy and Organization from the Stanford Graduate School of Business.

            Mr. Scheder–Bieschin will receive an initial salary of $120,000, partially paid in shares of ZAP common stock, 250,000 warrants to purchase common stock exercisable until July 1, 2007 at $1.20 per share, and options to purchase 250,000 shares of common stock pursuant to ZAP’s employee stock option plan.  Additional terms and conditions of Mr. Scheder-Bieschin’s employment will be as specified in ZAP’s employee handbook, including standard benefits offered to executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: October 18, 2005	By: /s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer